TORTOISE ENERGY INFRASTRUCTURE CORPORATION

ARTICLES OF AMENDMENT

Tortoise Energy Infrastructure Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the first two sentences of Section 5.1 of Article V and inserting in lieu thereof two new sentences to read as follows:

“The Corporation has authority to issue 120,000,000 shares of stock, consisting of 100,000,000 shares of Common Stock, $.001 par value per share (“Common Stock”), and 20,000,000 shares of Preferred Stock, $.001 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $120,000.”

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 110,000,000 shares of stock, consisting of 100,000,000 shares of Common Stock, $.001 par value per share, and 10,000,000 shares of Preferred Stock, $.001 par value per share. The aggregate par value of all authorized shares of stock having par value was $110,000.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 120,000,000 shares of stock, consisting of 100,000,000 shares of Common Stock, $.001 par value per share, and 20,000,000 shares of Preferred Stock, $.001 par value per share. The aggregate par value of all authorized shares of stock having par value is $120,000.

FOURTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment.

FIFTH: The foregoing amendment was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized by Section 2-105(a)(13) of the MGCL without any action by the stockholders of the Corporation.

SIXTH: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested by its Assistant Secretary this 30th day of November, 2012.

ATTEST:		TORTOISE ENERGY INFRASTRUCTURE CORPORATION

/s/ Diane Bono		By:	/s/ Zachary A. Hamel (SEAL)
Name:	Diane Bono	Name:	Zachary A. Hamel
Title:	Assistant Secretary	Title:	President

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